Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Soleno Therapeutics, Inc. (the “Company”) on Form S-8 (File No.’s 333-200175, 333-210563, 333-220056, 333-224070, 333-230402, 333-235999, 333-239496, 333-252014, 333-264035, 333-270285, 333-273816, 333-276548, 333-276785, 333-281339 and 333-285435) and Form S-3 (File No.’s 333-275120 and 333-276344) of our report dated February 28, 2025, with respect to the consolidated financial statements of Soleno Therapeutics, Inc. as of December 31, 2024 and for each of the two years in the period ended December 31, 2024 included in this Annual Report on Form 10-K.

We resigned as the Company’s independent registered public accounting firm on April 17, 2025 and, accordingly we have not performed any audit or review procedures with respect to any financial statements for the periods after that date.

/s/ Marcum LLP .
San Francisco, CA February 25, 2026